Exhibit (a)(1)(vii)

SLM Corporation

Supplement to Offer to Purchase for Cash

Up to $1,000,000,000 in Value of its Common Stock

To Increase the Purchase Price to Not Less Than $14.40 Per Share and Not More Than $16.50 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 10, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

SLM Corporation, a Delaware corporation (“SLM,” the “Company,” “we,” “us,” or “our”), hereby amends and supplements its offer to purchase for cash up to $1,000,000,000 in value of shares of its issued and outstanding common stock, par value $0.20 per share (the “shares”), to (i) increase the purchase price to not less than $14.40 per share and not more than $16.50 per share (the price as determined as provided herein, the “Purchase Price”), without interest, and (ii) extend the expiration date to be 12:00 midnight, New York City time, at the end of the day on March 10, 2021, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 2, 2021 (the “Original Offer to Purchase”) filed as an exhibit to the Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “Commission”) on February 2, 2021 (the “Tender Offer Statement”), as amended and supplemented by Amendment No. 1 to the Tender Offer Statement, filed with the Commission on February 25, 2021 (“Amendment No. 1”), (this Supplement to the Offer to Purchase, the “Supplement,” and together with the Original Offer to Purchase, as each may be further amended or supplemented from time to time, the “Offer to Purchase”), the related Amended Letter of Transmittal and the other materials filed as exhibits to Amendment No. 1 that we have filed with the Commission (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). Applicable withholding taxes will be deducted from payments to tendering holders. The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.”

The price range for the tender offer was originally set at a Purchase Price not greater than $15.00 nor less than $13.10 per share to the seller in cash, less any applicable withholding taxes and without interest, and the tender offer was originally scheduled to expire at 12:00 midnight, New York City time, at the end of the day on March 2, 2021. As amended and supplemented, the price range for the tender offer is now set at a Purchase Price not greater than $16.50 nor less than $14.40 per share to the seller in cash, less any applicable withholding taxes and without interest, and the tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on March 10, 2021.

Except to the extent amended and supplemented by this Supplement, the terms and conditions set forth in the Original Offer to Purchase remain applicable in all respects to the tender offer. This Supplement is a part of, and should be read in conjunction with, the Original Offer to Purchase, the Amended Letter of Transmittal and the other documents that constitute part of the Offer. Where information in the Original Offer to Purchase, the Amended Letter of Transmittal and the other documents that constitute part of the tender offer is in conflict with, supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement, but not otherwise defined in this Supplement, shall have the meanings given to those terms in the Original Offer to Purchase.

Our shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “SLM.” On February 1, 2021, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NASDAQ was $13.78 per share and on February 24, 2021, the last full trading day before we announced the increase in the range of the Purchase Price, the last reported sale price of the shares on the NASDAQ was $15.21. The minimum purchase price of $14.40 per share is below the closing price for the shares on February 24, 2021, the last full trading day before the amendment of the tender offer, and could be below the closing price of our common stock on the Expiration Date. You are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER IS NOT CONDITIONED ON RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE ORIGINAL OFFER TO PURCHASE.

All references to the price range for the Offer or the price at which the Company is offering to purchase shares now mean a price of not greater than $16.50 nor less than $14.40 per share (previously not greater than $15.00 nor less than $13.10 per share).

All references to the minimum price or minimum Purchase Price in the Offer (previously $13.10 per share) now mean a minimum price or minimum Purchase Price of $14.40 per share.

All references to the maximum price or maximum Purchase Price in the Offer (previously $15.00 per share) now mean a maximum price or maximum Purchase Price of $16.50 per share.

All references to the approximate number of shares to be purchased under the Offer, if the Offer is fully subscribed at a minimum Purchase Price of $14.40, now mean 69,444,444 shares (and such number of shares represents approximately 18.47% of the Company’s issued and outstanding shares as of January 27, 2021, or approximately 18.18% of our outstanding shares as of January 27, 2021 on a fully diluted basis (which includes Potential Shares)).

All references to the approximate number of shares to be purchased under the Offer, if the Offer is fully subscribed at a maximum Purchase Price of $16.50, now mean 60,606,061 shares (and such number of shares represents approximately 16.12% of the Company’s issued and outstanding shares as of January 27, 2021, or approximately 15.86% of our outstanding shares as of January 27, 2021 on a fully diluted basis (which includes Potential Shares)).

All references to the expiration date or “Expiration Date” in the Offer now mean 12:00 midnight New York City time, at the end of the day on March 10, 2021 (previously, the Offer was scheduled to expire at 12:00 midnight New York City time, at the end of the day on March 2, 2021);

All references to the closing market price for the shares now mean a closing market price of $15.21 per share on February 24, 2021, the last full trading day before the announcement of the amendment of the Offer.

The “High” price in “First Quarter” under “2021” in Section 8 of the Original Offer to Purchase captioned “Price Range of Shares; Dividends” is changed to $15.34 and the reference to “through February 1, 2021” is changed to “through February 24, 2021”.

All references to the Letter of Transmittal now include the Amended Letter of Transmittal, and all references to the Notice of Guaranteed Delivery now include the Amended Notice of Guaranteed Delivery.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is now incorporated by reference.

In addition to the changes that we have described above, under the heading “Amendments to Specific Provisions,” below, we have indicated other specific provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments.

SUMMARY OF THE AMENDED OFFER

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the Original Offer to Purchase. We urge you to read carefully the entire Original Offer to Purchase, this Supplement, the related Amended Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will the Purchase Price for the shares be?

We are offering to purchase for cash up to $1,000,000,000 of our shares at a Purchase Price not greater than $16.50 nor less than $14.40 per share (increased from a Purchase Price of not greater than $15.00 nor less than $13.10 per share), less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase and the related Amended Letter of Transmittal.

If I tendered shares under the Original Offer to Purchase, do I need to do anything further?

If you already tendered shares and indicated that you would be willing to sell such shares to us at the final Purchase Price determined under the Offer or if your tender is within the amended price range for purchase and you do not wish to change that direction, you do not need to take any further action. All previous tenders by stockholders who did not indicate that they would be willing to sell their shares at the final Purchase Price determined under the Offer and whose tender is not within the amended price range for purchase have been invalidated. Therefore, such stockholders, and any other stockholders who wish to tender their shares in the Offer or change the number of shares or price at which they wish to tender such shares in the Offer, must deliver an amended Letter of Transmittal to the Depositary on or prior to the Expiration Date.

Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?

Yes. You may withdraw any shares you have tendered (including shares tendered before we amended the price range) at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, at the end of the day on March 10, 2021, unless we extend or withdraw the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on March 30, 2021 (the 40th business day from the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4 of the Original Offer to Purchase.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

If you have previously tendered shares and you wish to either increase the number of shares tendered or change the indication of a specific price at which shares are being tendered, you must withdraw all previously tendered shares in accordance with the procedures described in Section 4 of the Original Offer to Purchase and submit a new and later-dated Amended Letter of Transmittal (which will supersede your original letter of transmittal) containing your new instructions in accordance with the procedures contained in Section 3 of the Original Offer to Purchase, or if you hold interests in shares through a broker, you must follow the broker’s procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered shares be changed.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date. The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on March 10, 2021, unless we extend or withdraw the tender offer. We may choose to extend the tender offer at any time and for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14 of the Original Offer to Purchase. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of the Original Offer to Purchase. See Section 4 of the Original Offer to Purchase.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is D.F. King & Co., Inc. Please call (800) 509-1312 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Supplement and the documents incorporated in the Original Offer to Purchase by reference contain “forward-looking statements.” Any statements in this Supplement or the documents incorporated in the Original Offer to Purchase by reference about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking and reflect the current beliefs and expectations of the Company’s management. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Certain factors that could cause actual results to differ include, among others:

•	the societal, business, and legislative/regulatory impact of pandemics and other public heath crises;

•	increases in financing costs;

•	limits on liquidity;

•	increases in costs associated with compliance with laws and regulations;

•	failure to comply with consumer protection, banking, and other laws;

•

changes in accounting standards and the impact of related changes in significant accounting estimates, including any regarding the measurement of our allowance for credit losses and the related provision expense;

•	any adverse outcomes in any significant litigation to which we are a party;

•	credit risk associated with our exposure to third-parties, including counterparties to our derivative transactions;

•	changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws);

•	changes in our funding costs and availability;

•	reductions to our credit ratings;

•	cybersecurity incidents, cyberattacks, and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors;

•	damage to our reputation;

•	risks associated with restructuring initiatives, including failures to successfully implement cost-cutting programs and the adverse effects of such initiatives on our business;

•	changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families;

•	changes in law and regulations with respect to the student lending business and financial institutions generally;

•	changes in banking rules and regulations, including increased capital requirements;

•	increased competition from banks and other consumer lenders;

•	the creditworthiness of our customers;

•	changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of our earning assets versus our funding arrangements;

•	rates of prepayment on the loans that we own;

•	changes in general economic conditions and our ability to successfully effectuate any acquisitions, and other strategic initiatives.

If one or more of the factors affecting the Company’s forward-looking information and statements renders forward-looking information or statements incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, the Company cautions the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect the Company’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Management cannot assess the impact of any such factor on the Company’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and the Company undertakes no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to the Company are expressly qualified by these cautionary statements.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see our periodic filings incorporated herein by reference.

AMENDMENTS TO SPECIFIC PROVISIONS

In addition to the changes that we have described above. Sections 3, 8 and 10 of the Original Offer to Purchase are further amended as follows:

3.	Procedures for Tendering Shares.

The section titled “Procedures for Tendering Shares” in Section 3 of the Original Offer to Purchase is hereby amended to add the following:

As the price range of the tender offer has been increased as described above, stockholders who have already tendered shares and indicated that they would be willing to sell their tendered shares to us at the final Purchase Price determined by us under the Offer or whose tender is within the amended price range for purchase and who do not wish to change that direction, do not need to take any further action. All previous tenders by stockholders who did not indicate that they would be willing to sell their shares at the final Purchase Price determined under the tender offer and whose tenders are not within the amended price range for purchase have been invalidated. Therefore, such stockholders, and any other stockholders who wish to tender their shares in the tender offer, must deliver an amended Letter of Transmittal to the Depositary on or prior to the Expiration Date.

8.	Price Range of Shares; Dividends.

The section titled “Price Range of Shares: Dividends” in Section 8 of the Original Offer to Purchase is hereby amended and restated to read in its entirety as follows:

The shares are listed and traded on NASDAQ under the trading symbol “SLM.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on NASDAQ.

	Market Price		Dividends
	High	Low
2019
First Quarter	$11.43	$8.53	$0.03
Second Quarter	10.38	9.11	0.03
Third Quarter	10.13	7.84	0.03
Fourth Quarter	9.13	8.11	0.03
2020
First Quarter	$12.28	$6.45	$0.03
Second Quarter	8.69	6.10	0.03
Third Quarter	8.22	6.59	0.03
Fourth Quarter	12.45	8.14	0.03
2021
First Quarter (through February 24, 2021)	$15.34	$12.09	N/A

On February 1, 2021, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NASDAQ was $13.78 per share and on February 24, 2021, the last full trading day before we announced the increase in the range of Purchase Price, the last reported sale price of the shares on the NASDAQ was $15.21. The minimum purchase price of $14.40 per share is below the closing price for the shares on February 24, 2021, the last full trading day before the amendment of the tender offer, and could be below the closing price of our common stock on the Expiration Date. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

10.	Certain Information Concerning Us.

The table in the section titled “Incorporation by Reference” in Section 10 of the Original Offer to Purchase is hereby amended and restated to read in its entirety as follows:

The Annual Report on Form 10-K for the fiscal year ended December 31, 2020	February 25, 2021

Current Reports on Form 8-K	February 2, 2021 and February 25, 2021.

The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders, incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 2019	April 28, 2020

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to the holders of shares in such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO and Amendment No. 1 to the Tender Offer Statement on Schedule TO, which contain additional information relating to the Offer. The Schedule TO and Amendment No. 1, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

SLM Corporation

February 25, 2021

The Amended Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

150 Royall Street, Suite V

Canton, MA 02021

DELIVERY OF THE AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Dealer Managers for the Tender Offer are:

J.P. Morgan Securities LLC	Goldman Sachs & Co. LLC

383 Madison Ave, 6th Floor New York, NY 10179 U.S. Toll Free: (877) 371-5947	200 West Street New York, New York 10282 Attn: Equity Derivatives Group Collect: (800) 323-5678 Toll-Free: (212) 902-1000

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Corporate Actions

Banks and Brokers call: (212) 269-5550

or

Call Toll-Free: (877) 283-0322

Email: slm@dfking.com